BGSF, INC.

CLAWBACK POLICY
Introduction

The Board of Directors (the “Board”) of BGSF, Inc., a Delaware corporation (the “Company”), believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy (this “Policy”) which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the U.S. federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Clawback Listing Standards”).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with the definition in Section 10D of the Exchange Act and the Clawback Listing Standards, and such other officers or employees who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any of the following, provided that such compensation is granted, awarded, vested, earned, or paid based wholly or in part on the attainment of a financial reporting measure:

·Annual bonuses and other short- and long-term cash incentives
·Stock options
·Stock appreciation rights
·Restricted stock
·Restricted stock units
·Performance shares
·Performance units

Financial reporting measures include:

·Company stock price
·Total shareholder return
·Revenues
·Net income
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·Earnings before interest, taxes, depreciation, and amortization (EBITDA)
·Adjusted EBITDA
·Funds from operations
·Liquidity measures such as working capital or operating cash flow
·Return measures such as return on invested capital or return on assets
·Earnings measures such as earnings per share
·Adjusted EPS

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board, without regard to any taxes paid by the Covered Executive in respect of the Incentive Compensation paid based on the erroneous data.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

•requiring reimbursement of cash Incentive Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and/or
•taking any other remedial and recovery action permitted by applicable law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the Securities and Exchange Commission, and the Clawback Listing Standards.

Effective Date

This Policy shall be effective as of December 1, 2023 (the “Effective Date”) and shall apply to Incentive Compensation that is received by Covered Executives on or after October 2, 2023, even if such Incentive Compensation was approved, awarded, or granted to Covered Executives prior to October 2, 2023.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect any final rules or regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with the Clawback Listing Standards and any other rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company or any of its subsidiaries pursuant to the terms of any similar policy in any employment agreement, equity award agreement, stock option agreement, restricted stock agreement, or similar agreement and any other legal remedies available to the Company or any of its subsidiaries.

Relationship to Other Plans and Agreements

The Board intends that this Policy will be applied to the fullest extent of applicable law. The Board may require that any employment agreement, equity award agreement, stock option agreement, restricted stock agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. In the event of any inconsistency between the terms of the Policy and the terms of any employment agreement, equity award agreement, stock option agreement, or restricted stock agreement, or similar agreement under which Incentive Compensation has been granted, awarded, vested, earned, or paid to a Covered Executive, whether or not deferred, the terms of the Policy shall govern.

Acknowledgment

The Covered Executive shall sign an acknowledgment form in which they acknowledge that they have read and understand the terms of the Policy and are bound by the Policy.

Impracticability

The Company (at the direction of the Board) (or, if applicable, a subsidiary thereof) shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.

Notwithstanding anything to the contrary herein, the Company and its subsidiaries have no obligation to seek recoupment of amounts that are granted, awarded, vested, earned, or paid based solely upon the occurrence or non-occurrence of non-financial events. Such exempt compensation includes, without limitation, base salary, time-vesting awards, compensation awarded on the basis of the achievement of metrics that are not financial reporting measures, and compensation awarded solely at the discretion of the Board, the Compensation Committee, or a group composed entirely of independent members of the Board, provided that such amounts are in no way contingent on, and were not in any way granted, awarded, vested, earned, or paid on the basis of, the achievement of any financial reporting measure.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.
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